From:

Ameritrans Capital Corporation

For More Information Contact:

Gary C. Granoff

1-(800)-214-1047

For Immediate Release

Ameritrans Capital Corporation Announces Expiration of Public Warrants And Closing on Sale of 17 Chicago Taxi Medallions

New York, NY, April 19, 2007—Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) announced today that the Company’s 300,000 Public Warrants have expired.  Each Public Warrant entitled the holder to purchase one (1) share of common stock, $.0001 par value of the Company at an exercise price of $6.70 per Share.  The Company's Public Warrants were listed on the NASDAQ Capital Market under the symbol “AMTCW” and were issued in connection with the Company’s 2002 public offering.

The Company also announced that it has closed on the sale of seventeen (17) Chicago taxicab medallions owned by its subsidiaries.  The Company anticipates gains, after expenses, of approximately $17,000 per medallion on this sale.  There are currently seven (7) remaining Chicago medallions owned by the Company, of which six (6) are currently under contract for sale with closings anticipated prior to June 30, 2007.

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended.  Ameritrans originates, structures and manages a portfolio of medallion loans, secured business loans and selected equity securities.  Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management’s expectations on this date.